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                                  EXHIBIT 23.5

                        INVESTMENT BANKING FIRM'S CONSENT

The Board of Directors
Citizens, Inc.

We consent to the use of our fairness opinion letter dated November 7, 2002 forming a part of the Registration Statement on Form S-4 filed by Citizens, Inc. in connection with the proposed merger of Citizens and First Alliance Corporation, Lexington, Kentucky, to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.

/s/ PROFESSIONAL BANK SERVICES, INC.
PROFESSIONAL BANK SERVICES, INC.
Louisville, Kentucky
December 19, 2002

                                     23.5-1